                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          CLASSIC VACATION GROUP, INC.

                                       AT

                              $0.15 NET PER SHARE

                                       BY

                          CVG ACQUISITION CORPORATION

                     WHICH IS A WHOLLY-OWNED SUBSIDIARY OF

                               CVG INVESTMENT LLC

                    WHICH IS A MAJORITY-OWNED SUBSIDIARY OF

                          THREE CITIES FUND III, L.P.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5 P.M., NEW YORK CITY TIME,
          ON MONDAY, DECEMBER 31, 2001, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by CVG Acquisition Corporation, a Delaware corporation (the "Purchaser"), which is a wholly-owned subsidiary of CVG Investment LLC ("CVGI"), which is in turn majority-owned by Three Cities Fund III, L.P. ("TCF III"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Classic Vacation Group, Inc., a New York corporation (the "Company"), which are not already owned by the Purchaser, CVGI, its affiliates or members, at a price of $0.15 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 13, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (the terms and conditions of which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is not conditioned on any minimum number of Shares being tendered, nor is it conditioned on the ability of the Purchaser to obtain financing or on absence of material adverse change regarding the Company while the Offer is pending, but the Offer is subject to other terms and conditions contained in the Offer to Purchase.

     Enclosed for your information and use are copies of the following documents:

          1. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          2. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          4. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 31, 2001, UNLESS THE OFFER IS EXTENDED.

     If at least 50% of the outstanding Shares that the Purchaser, CVGI or its affiliates or members do not own immediately before the Offer expires are properly tendered and not withdrawn, the Purchaser must be merged with the Company in a transaction (the "Merger") in which all the remaining shareholders, other than the Purchaser, CVGI or its affiliates, will receive $0.15 per Share in cash, and CVGI will become the sole shareholder of the Company. Even if fewer than 50% of the outstanding Shares that the Purchaser, CVGI or its affiliates do not already own are tendered, CVGI may cause the Merger to take place.

     In all cases, payment for Shares tendered in response to the Offer and accepted for payment will be made only after timely receipt by the Depositary of
(a) the certificate(s) representing the tendered Shares, or timely confirmation of a book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (as described in Section 9 of the Offer to Purchase),
(b) a properly completed and duly executed Letter of Transmittal (or facsimile of one), or an Agent's Message in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal.

     If a holder of Shares wishes to tender Shares but cannot deliver such holder's certificate or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 9 of the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and addresses set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                      Very truly yours,

                                      D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TCF III, CVGI, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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